Exhibit 99.2

PRESS RELEASE
FOR IMMEDIATE RELEASE

Beazer Homes Announces $150 Million Convertible Notes Offering

ATLANTA, June 1, 2004 - Beazer Homes USA, Inc. (NYSE: BZH) (www.beazer.com) today announced that it intends to offer, subject to market and other conditions, approximately $150 million aggregate principal amount of Convertible Senior Notes due 2024 through an offering to qualified institutional buyers.  The interest rate, conversion rate and offering price are to be determined by negotiations between Beazer Homes and the initial purchasers of the notes. Beazer Homes also announced that it expects to grant the initial purchasers a 12-day option to purchase up to an additional $30 million principal amount of notes in connection with the offering.

Beazer Homes intends to use the net proceeds of the offering for general corporate purposes including land acquisition and share repurchases from time to time under its previously announced repurchase program.

Beazer Homes USA, Inc., headquartered in Atlanta is one of the country’s ten largest single-family homebuilders with operations in Arizona, California, Colorado, Delaware, Florida, Georgia, Indiana, Kentucky, Maryland, Mississippi, Nevada, New Jersey, North Carolina, Ohio, Pennsylvania, South Carolina, Tennessee, Texas and Virginia.  Beazer Homes also provides mortgage origination and title services to its homebuyers.

This press release does not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the notes referred to herein in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The notes will not be registered under the Securities Act or applicable state securities laws, and are being offered by the initial purchasers only to qualified institutional buyers in reliance on Rule 144A under the Securities. Unless so registered, the notes cannot be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

Contact:	Leslie H. Kratcoski
Director, Investor Relations
(770) 829-3764
lkratcos@beazer.com